EXHIBIT 99.1

Network Associates Announces Plans to Sell Magic Solutions
Assets to BMC Software

     SANTA CLARA, Calif., Dec. 15 /PRNewswire-FirstCall/ — Network Associates, Inc. (NYSE: NET), the leader in intrusion prevention solutions, today announced that it has agreed to sell its Magic Solutions assets to BMC Software for $47 million in cash. Closing of the transaction is subject to customary conditions, including Hart-Scott-Rodino anti-trust clearance, and is expected in Q1 2004.

     “We’ve made many significant steps in the past year to tighten our focus and expand our market share in the network and system security space,” said George Samenuk, chairman and CEO of Network Associates. “We are committed to our shareholders and our customers, and this transaction serves them both well. BMC is a great company and we will work very closely with them over the next few months to ensure an easy transition for the Magic customers.”

     The company will host a conference call today at 10:00 a.m. Eastern, 7:00 a.m. Pacific to discuss the sale. Participants should call 888-592-9609 (U.S.), 210-839-8508 (international), pass code: NET.

     Attendees should dial in at least 15 minutes prior to the conference call. A replay of the call will be available until January 15, 2004 by calling 888-562-6104 (U.S.), 402-530-7689 (international).

     Additionally, BMC Software will host a conference call today at 11:00 a.m. Eastern, 8:00 a.m. Pacific. Participants should call 719-867-0660, pass code BMC. A replay will be available for one week by calling 719-457-0820, pass code BMC.

     About Network Associates

     With headquarters in Santa Clara, California, Network Associates, Inc.(NYSE: NET) creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. Offering two families of products, McAfee® System Protection Solutions, securing desktops and servers, and McAfee Network Protection Solutions, ensuring the protection and performance of the corporate network, Network Associates offers computer security to large enterprises, governments, small and medium sized businesses, and consumers. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com/.

     Forward-Looking Statements

     The foregoing contains forward-looking statements, including those with respect to the expected closing date and the benefits to Magic customers. Actual events may vary materially from the forward-looking statements. For example, the proposed transaction may not close in Q1 2004 or at all.

SOURCE    Network Associates, Inc.

-0-12/15/2003
/CONTACT: Press, Jennifer Keavney, +1-408-346-3607, or Investors, Kelly Blough, +1-408-346-3481, both of Network Associates, Inc./